UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _____________________
Form 8-K
 _____________________
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 9, 2019
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Air Transport Services Group, Inc.
(Exact name of registrant as specified in its charter)
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DE	000-50368	26-1631624
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)
145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)
(937) 382-5591
(Registrant's telephone number, including area code)
 _____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐
Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ATSG	NASDAQ Stock Market LLC

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On September 9, 2019, Air Transport Services Group, Inc. (“ATSG”) announced that the Board of Directors (the “Board”) of ATSG had elected Richard F. Corrado, age 59, as the President of ATSG, effective September 16, 2019. On that same date, ATSG also announced that the Board had elected Edward J. Koharik III, age 49, as the Chief Operating Officer of ATSG, effective September 16, 2019. Joseph C. Hete will continue in his roles as the Chief Executive Officer and a director on the Board.
As President, Mr. Corrado will be responsible for goal-setting and oversight of all ATSG businesses, delegating day-to-day operations management to Mr. Koharik. Mr. Hete will focus primarily on ATSG’s strategic planning and management team development as Chief Executive Officer. Mr. Corrado, along with Quint O. Turner, Chief Financial Officer, and W. Joseph Payne, Chief Legal Officer and Secretary of ATSG, will continue to report to Mr. Hete as Chief Executive Officer. Mike Berger, Chief Commercial Officer, will continue to report to Mr. Corrado. Neither Mr. Corrado nor Mr. Koharik has any family relationships with any of the Company’s directors or executive officers.
Mr. Corrado has served since September 2017 as the Chief Operating Officer of ATSG and previously served as the Chief Commercial Officer of ATSG from April 2010 to September 2017. He has also served as the President of Cargo Aircraft Management Inc. since April 2010 and the President of Airborne Global Solutions, Inc. since July 2010, both of which are ATSG subsidiaries. Before joining ATSG, Mr. Corrado was President of Transform Consulting Group from July 2006 through March 2010 and Chief Operating Officer of AFMS Logistics Management from February 2008 through March 2010. He was Executive Vice President of Air Services and Business Development for DHL Express from September 2003 through June 2006; and Senior Vice President of Marketing for Airborne Express from August 2000 through August 2003. He holds a Bachelor of Arts in economics from Harvard University and a Master of Business Administration from Boston College.
The Compensation Committee of the Board unanimously resolved to increase Mr. Corrado’s target bonus percentage, and thereby his potential cash bonus, from 60% to 80% of his base salary under the ATSG Executive Incentive Compensation Plan (the “EIC Plan”), effective as of the date of his promotion.
Mr. Koharik served as the Vice President of FlightSafety International, a global provider of flight training for commercial, business and military aviation professionals and flight simulation equipment, from January 2019, during which he was responsible for strategic development initiatives. He was also the General Manager and Executive Director of FlightSafety International Visual Systems from 2015 to 2018, during which his responsibilities included directing business unit operations, strategic planning and product development. Mr. Koharik served as the Enterprise Readiness Center Chief (Director - Business Development/Strategic Relations) for the U.S. Transportation Command from 2011 to 2015, during which he worked with more than 400 commercial providers of transportation services to supplement the federal government’s transport resources. Prior to that, he served as a pilot and held numerous other leadership positions during his 23 year career in the U.S. Air Force. Mr. Koharik holds a Bachelor of Science in Aeronautical Engineering from the U.S. Air Force Academy; a Master of Science in Computer Resources and Information Management from Webster University and a Master of Science in Military Operational Art and Science from the Air Command and Staff College.
Mr. Koharik will be entitled to participate in the compensation plans and programs provided to ATSG’s executive officers, including the Company’s 2015 Long-Term Incentive Plan (the “LTI Plan”), the EIC Plan, and the Severance Pay Plan for Senior Management, summaries of which plans are provided in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on March 29, 2019, and incorporated herein by reference. The Compensation Committee also unanimously resolved that Mr. Koharik: (i) will be eligible to participate in the EIC Plan on a prorated basis for fiscal year 2019 and, further, will receive a minimum payout at target (60% of his base salary) under the EIC Plan for fiscal years 2019 and 2020; (ii) will receive an initial equity award of 7,500 shares of restricted stock pursuant to the LTI Plan, which shares will be subject to a three year cliff vesting period; (iii) will receive a lump sum bonus of $85,000 for relocation expenses, which amount will be grossed up for Federal, state and local taxes; and (iv) will be reimbursed by the Company for certain residential rental obligations and travel and lodging expenses associated with his relocation.
On September 9, 2019, ATSG issued a press release concerning this matter, a copy of which is furnished as Exhibit 99.1 to this report.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit No.	Description
99.1	Press release issued by Air Transport Services Group, Inc. on September 9, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR TRANSPORT SERVICES GROUP, INC.

By:	/S/ W. JOSEPH PAYNE
W. Joseph Payne
Chief Legal Officer & Secretary

Date:	September 9, 2019